Exhibit 5.1

December 28, 2011

Streamline Health Solutions, Inc.

10200 Alliance Road, Suite 200

Cincinnati, OH 45242-4716

Ladies and Gentlemen:

We have acted as counsel for Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), in connection with the offering of 244.845 shares of common stock, par value $.01 per share (“Shares”), to be offered and sold by the Company pursuant to a prospectus supplement, dated December 27, 2011, and the accompanying prospectus, dated July 20, 2010 (such documents, collectively, the “Prospectus”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) that form part of the Company’s effective registration statement on Form S-3 (Reg. No. 333-166843) (the “Registration Statement”), and issued pursuant to the Subscription Agreements, dated December 28, 2011 (the “Agreements”), by and between the Company and each investor as set forth therein (the “Investors”).

We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates, and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, electronic, photostatic or other copies, facsimiles or images. As to facts material to the opinions expressed in this letter, we have relied on statements and certificates of officers of the Company and of state authorities, and on the representations, warranties and statements of the Company and the Investors. We have assumed that the Agreements reflect the complete understanding and agreement of the parties.

We have assumed: that the Agreements have been duly authorized, executed and delivered by the Investors and constitute each Investor’s valid and binding obligation, enforceable against such Investor in accordance with its terms; and that each Investor has performed and will perform such Investor’s obligations under the Agreements to which it is a party.

We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

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On the basis of and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

We do not assume any responsibility for the accuracy, completeness, or fairness of any information, including, but not limited to, financial information, furnished to the Investors by the Company concerning the business or affairs of the Company or any other information furnished to the Investors of a factual nature.

The opinions rendered in this letter are rendered only to the Company and to each Investor only for use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference in the Prospectus constituting part of the Registration Statement, and the transactions described in such Form 8-K. Accordingly, the opinions so rendered may not be relied upon by the Company or the Investors for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

We consent to the filing of this opinion as Exhibit 5 to the above-described Form 8-K and we further consent to the use of our name under the caption “Legal Matters” in the prospectus supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

Very truly yours,

/s/ Benesch, Friedlander, Coplan & Aronoff LLP

BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP

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